Exhibit 5
to Registration Statement
(Registration No. 333-35432)

Jones Walker
Waechter Poitevent
Carrère & Denègre L.L.P.

October 18, 2000

CenturyTel, Inc.
100 Century Park Drive
Monroe, Louisiana 71203

Re:	Registration Statement on Form S-3 CenturyTel, Inc. ("CenturyTel")

Gentlemen:

We have acted as CenturyTel's special counsel in connection with the issuance and sale by CenturyTel of $500,000,000 aggregate principal amount of 8.375% Senior Notes, Series H, due 2010 (the "Series H Notes") and $400,000,000 aggregate principal amount of 7.750% Remarketable Senior Notes, Series I, due 2012 (the "Series I Notes" and, collectively with the Series H Notes, the "Securities") pursuant to (i) the Indenture (the "Indenture") dated as of March 31, 1994 between Century Tel and Regions Bank (successor to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), Montgomery, Alabama, as Trustee (the "Trustee"), (ii) the Underwriting Agreements, both dated October 12, 2000 (the "Underwriting Agreements"), by and among CenturyTel and the underwriters named in Schedule I to each such agreement and (iii) the Registration Statement on Form S-3 (Registration No. 333-35432) filed by CenturyTel with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and the prospectus dated May 15, 2000 forming a part thereof, as supplemented by a prospectus supplement dated October 12, 2000 (collectively, the "Registration Statement").

In connection with rendering the opinions expressed below, we have examined original, photostatic or certified copies of (i) the Indenture, the Underwriting Agreements (including the accompanying Price Determination Agreements) and the Securities, (ii) the Registration Statement, (iii) the resolutions adopted by the Board of Directors of CenturyTel on November 18, 1999, and the resolutions adopted by the Special Pricing Committee of the Board of Directors of CenturyTel (the "Special Pricing Committee") on October 12, 2000 (collectively, the "Board Resolutions") and (iv) such other records of CenturyTel, certificates of CenturyTel's officers and public officials, and such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that:

1. CenturyTel is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power to issue the Securities.

2. Each series of the Securities will become legally issued and binding obligations of CenturyTel when any required certificates representing such series of Securities have been duly authenticated, executed and delivered in accordance with the Indenture, and such Securities shall have been duly delivered to, or registered in the name of, the purchasers thereof or a depositary acting on their behalf against payment of the agreed consideration therefor in accordance with the Underwriting Agreements.

In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security: (i) the Board Resolutions will not be modified or rescinded; (ii) the effectiveness of the Registration Statement will not be terminated or rescinded; (iii) the Indenture has been duly authorized, executed and delivered by CenturyTel and the Trustee and the Indenture has been and continues to be qualified under the Trust Indenture Act of 1939, as amended; and (iv) there will not have occurred any change in law affecting the validity or enforceability of any such Security. We have also assumed that neither the issuance and delivery of such Security, nor the compliance by CenturyTel with the terms of such Security, will violate any applicable law or regulation (including those relating to the regulation of communications companies) or will result in a violation of any provision of any instrument or agreement then binding upon CenturyTel, or any restriction imposed by any court or governmental body having jurisdiction over CenturyTel or its assets.

The opinions set forth in paragraph 2 hereof is subject to the qualification that enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting the enforcement of creditors' rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States.

The opinions rendered herein are specifically limited to currently applicable United States federal law and the laws of the State of Louisiana as they relate to the opinions expressed herein. We are members of the bar of the State of Louisiana and have neither been admitted to nor purport to be experts on the laws of any other jurisdiction. We express no opinion as to the application of the securities or blue sky laws of the various states to the sale of any Securities.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus and prospectus supplement forming a part thereof under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the general rules and regulations of the Commission.

Yours very truly, /s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.